COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                   730 Third Avenue, New York, New York 10017

          ENDORSEMENT TO CREF MINIMUM DISTRIBUTION ANNUITY CERTIFICATE

                          Effective Date: July 1, 1992


This endorsement adds the following to the corresponding provisions of your certificate and/or adds the following provisions to your certificate. This endorsement is to be read in conjunction with your certificate.


                          CREF GLOBAL EQUITIES ACCOUNT

     As of the effective date, CREF maintains, in addition to its other investment Accounts, the Global Equities Account.

     The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified investment portfolio consisting primarily of foreign and domestic common stocks. This Account maintains separate Accumulation Unit and Annuity Unit values. All CREF Annuity Income Options and Methods of Payment of the Death Benefit are available from the Global Equities Account. The Rules of the Fund may limit your right to allocate Considerations to this Account, Transfer funds to this Account, or choose an Income Option from this Account. CREF may delete the Global Equities Account or stop providing Unit-Annuities in the Global Equities Account.



                                                        /s/John H. Biggs
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER